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                                                                    EXHIBIT 99.1

CONTACT
David A. Rawden
Executive Vice President and
Chief Financial Officer
(404) 687-5905

                        ALLIED HOLDINGS AMENDS ITS SENIOR
                             SECURED CREDIT FACILITY

DECATUR, GEORGIA, NOVEMBER 23, 2004 - ALLIED HOLDINGS, INC. (AMEX:AHI) announced today that it has completed an amendment to its senior secured credit facility. The amendment will increase liquidity by providing Allied with an additional $20 million term loan which will be used to pay down Allied's revolving credit facility and will increase the maximum amount of letters of credit which may be issued by Allied under the facility from $40 million to $50 million.

The senior secured credit facility as amended continues to provide the Company with a $90 million revolving credit facility and a $100 million Term Loan A, and now also provides a $20 million Term Loan B. With the proceeds of Term Loan B being utilized to pay down the revolving credit facility, outstanding borrowings under the revolving facility will be reduced to approximately $6.2 million. The unpaid balance of Term Loan A is approximately $78.3 million as the Company has prepaid approximately $22 million of this loan since the facility was originally put in place in September 2003. The unpaid balance of Term Loan B is $20 million. There are no mandatory principal payments required on Term Loan B prior to maturity.

The interest rate on the revolving credit facility remains unchanged at the prime rate plus 1.5% with a minimum interest rate of 6.5%, currently 6.5%. Term Loan A continues to bear interest between 8.5% and 11.5% as determined by the Company's leverage ratio as defined by the facility, currently 10%. The amended facility provides that Term Loan B will bear interest at a rate equal to the greater of the prime rate plus 8.5% or 13.25%. Currently the interest rate on Term Loan B is 13.50%.

The amended facility continues to be secured by all assets of the Company and its subsidiaries (other than its captive insurance company) and the final maturity date of the facility remains September 2007. Allied's $150 million of 8-5/8 senior unsecured notes due in 2007 will continue as part of the Company's capital structure.

Commenting on the announcement, Hugh E. Sawyer, Allied's President and Chief Executive Officer, said "Given the external conditions facing the Company, including vehicle production levels and fuel prices, we believe it is in the best interests of the Company to amend our credit facility to provide additional liquidity as we move into 2005".

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About Allied Holdings

Allied Holdings, Inc. is the parent company of several subsidiaries engaged in providing distribution and transportation services of new and used vehicles to the automotive industry. The services of Allied's subsidiaries span the finished vehicle continuum, and include car-hauling, intramodal transport, inspection, accessorization and dealer prep. Allied, through its subsidiaries, is the leading company in North America specializing in the delivery of new and used vehicles.

Statements in this press release that are not strictly historical are "forward looking" statements. Such statements include, without limitations, any statements containing the words "believe," "anticipate," "estimate," "expect," "intend," "plan," "seek," and similar expressions. Investors are cautioned that such statements, including statements regarding effects of the amended credit facility, including, without limitation, the positive affect on the Company's revitalization efforts and the increased flexibility and the increased availability to invest in equipment and technology resulting from the amended covenants contained in the credit facility are subject to certain risks and uncertainties that could cause actual results to differ materially. Without limitation, these risks and uncertainties include economic recessions or extended or more severe downturns in new vehicle production or sales, the highly competitive nature of the automotive distribution industry, the ability of the Company to comply with the terms of its current debt agreements, the Company's ability to successfully implement internal controls and procedures that remediate the material weakness and ensure timely, effective and accurate financial reporting, the ability of the Company to obtain financing in the future and the Company's highly leveraged financial position. Investors are urged to carefully review and consider the various disclosures made by the Company in this press release and in the Company's reports filed with the Securities and Exchange Commission.

NOTE: For additional information about Allied, please visit our website at www.alliedholdings.com.